Exhibit 7.02

PUT PARTY COMMITMENT AGREEMENT

August 5, 2010

German American Capital Corporation
60 Wall Street, 10th Floor
New York, NY 10005
Facsimile:  (212) 797-4489
Attention:  Robert W. Pettinato, Jr.

John Beacham

JPMorgan Chase Bank, N.A.
383 Madison Avenue, 31st Floor
New York, NY 10179
Facsimile:  (917) 463-0946
Attention:  Joseph Geoghan

Scott Dauer

Frank J. Fertitta III

Lorenzo J. Fertitta

Fertitta Gaming, LLC
10801 W. Charleston Boulevard
Suite 600
Las Vegas, NV 89135
Facsimile:  (702) 362-5889
Attention:  Frank J. Fertitta, III

Ladies and Gentlemen:

Reference is made to that certain Support Agreement, dated as of July 28, 2010 (together with the exhibits, annexes and other attachments thereto, as such agreement may be amended, modified or otherwise changed from time to time, the “Support Agreement”), including the Term Sheet attached to the Support Agreement as Attachment 1 (as amended, modified or otherwise changed from time to time, the “UCC Term Sheet”), by and among (a) the funds managed by Fidelity Management & Research Company or its affiliates listed on the signature pages hereto (collectively, “Fidelity”), (b) the funds managed by Oaktree Capital Management, L.P. or its affiliates listed on the signature pages hereto (collectively, “Oaktree”), (c) the funds managed by Serengeti Asset Management, LP or its affiliates listed on the signature pages hereto (collectively, “Serengeti” and, together with Fidelity and Oaktree, the “Put Parties”), (d) JPMorgan Chase Bank, N.A. (“JPM”) and German American Capital Corporation (“GACC” and, together with JPM, the “Mortgage Lenders”), (e) Fertitta Gaming, LLC (“FG”) and (f) Frank J. Fertitta III and Lorenzo J. Fertitta (together with FG and the Mortgage Lenders, the “ML/FG Parties”).  Except as otherwise noted herein, capitalized terms used and not defined herein have the meanings given to such terms in the UCC Term Sheet.

WHEREAS, on July 28, 2009 (the “Petition Date”), the Debtors commenced cases under chapter 11 of the United States Bankruptcy Code, 11 U.S.C. § 101, et seq. (the “Bankruptcy Code”) (collectively, the “Chapter 11 Cases”) in the United States Bankruptcy Court for the District of Nevada (the “Bankruptcy Court”).

WHEREAS, New Propco Holdco proposes to offer and sell equity interests of New Propco Holdco issued in accordance with the Plan (the “New Propco Holdco Equity”), pursuant to a Propco Rights Offering (the “Propco Rights Offering”) whereby New Propco Holdco will distribute purchase rights (each, a “Right”) to each Opco Unsecured Creditor that is an Accredited Investor with allowed unsecured claims (“Claims”) outstanding and held of record as of a record date (the “Record Date” and the holders of such Claims on such date, the “Claimholders”).

WHEREAS, the Propco Rights Offering shall be conducted in connection with the Plan containing terms consistent with the UCC Term Sheet to be confirmed pursuant to an order of the Bankruptcy Court administering the Chapter 11 Cases (the “Confirmation Order”).

WHEREAS, the Rights shall be allocated among the classes or categories, as the case may be, of Opco Unsecured Creditors on a pro rata basis in proportion to Claims (but with a minimum purchase being $250,000), subject, in each case, to any applicable contractual subordination agreements except to the extent the parties otherwise agree and such agreement is reflected in the Plan and approved by the Bankruptcy Court.

WHEREAS, the Plan proposes to conduct the Propco Rights Offering utilizing a two-step process by which the Claimholders that are Accredited Investors will have the opportunity to indicate whether such Claimholders are interested in participating in the Propco Rights Offering on their ballot for voting on the Plan (the “Interest Solicitation”), and then, after the deadline for voting on the Plan, the Claimholders that indicated in the Interest Solicitation that they had interest in participating in the Propco Rights Offering will have the opportunity to subscribe to the Propco Rights Offering (the “Subscription Solicitation”).

WHEREAS, in order to facilitate the Propco Rights Offering, pursuant to this letter agreement and subject to the terms, conditions and limitations set forth herein, each of the Put Parties agrees to purchase New Propco Holdco Equity, on the terms and conditions set forth in this letter agreement.

WHEREAS, in exchange for the Committed Amount (as defined below), the Put Parties will receive from New Propco Holdco a Put Premium in the aggregate amount of $3,000,000 and, in addition, the Put Parties will receive (so long as they hold at least 40% in aggregate principal amount of the unsecured senior notes of Opco) the right to purchase at least one half of New Propco Holdco Equity available in the Propco Rights Offering.

NOW, THEREFORE, in consideration of the foregoing, and the representations, warranties and covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.             The Put Commitment.

(a)           Upon the terms and subject to the conditions set forth in this letter agreement (including in section 1(c)), each of the Put Parties hereby, severally but not jointly, irrevocably commits, covenants and agrees to purchase from New Propco Holdco through one or more (but no more than ten (10)) Blockercos (and to take each and every action necessary in order to cause each such Blockerco to effect such purchase, it being understood that the formation and use of up to ten (10) Blockercos contemplated herein shall not impose on New Propco Holdco or the ML/FG Parties any additional expense obligations beyond those currently contemplated in the UCC Term Sheet), in a cumulative amount not exceeding the dollar amount (its “Committed Amount”) set forth under its signature hereto as follows: (a) on the Effective Date or at such other time as may be specified in the definitive documents, the New Propco Holdco Effective Date Put Equity (as defined below) at the New Propco Holdco Effective Date Put Price (as defined below) (the “Initial Commitment Amount”) and (b) on any Applicable Equity Raise Date (as defined below) on or prior to June 30, 2011 and at the time specified in the definitive documents, the Applicable Equity Raise Put Equity at the Applicable Equity Raise Put Price (the “Upsizing Commitment Amount”); provided, however, that the obligation of each Put Party to purchase New Propco Holdco Equity hereunder shall not require it to fund an aggregate amount in excess of its Committed Amount.  Each Put Party’s obligations to purchase new Propco Holdco Equity hereunder shall terminate on the earlier of (x) June 30, 2011 and (y) the date on which the outstanding dollar amount funded by such Put Party pursuant hereto equals its Committed Amount.  The aggregate Committed Amounts shall be $100 million, of which the aggregate Initial Commitment Amounts shall be $35.3 million and the aggregate Upsizing Commitment Amount shall be $64.7 million.

(b)           The ML/FG Parties hereby acknowledge and agree, that the Put Parties will, subject to the terms and conditions hereof (including having funded the commitments required to be made on of before the Effective Date) and those in the UCC Term Sheet, be entitled to receive from New Propco Holdco, on the Effective Date and as a condition of their obligations to fund hereunder, the aggregate amount of $3 million (the “Put Premium”), which payment shall be effected, at the ML/FG Parties’ sole discretion, through a cash payment by wire transfer in immediately available funds to the accounts specified by the Put Parties to New Propco Holdco within two (2) Business Days prior to the Effective Date or as a deduction from the purchase price otherwise payable by the Put Parties for New Propco Holdco Equity being purchased by them through Blockerco on the Effective Date.  The Put Premium will be paid to the Put Parties ratably based on their respective Committed Amounts.  The Put Premium will be treated as non-refundable when paid, provided, however, that each Put Party shall repay, in whole or in part, as the case may be, its proportionate share of any Put Premium received by it as provided for herein in the event that such Put Party (i) breaches its obligation to fund any equity raise following the Effective Date (in which case, such Put Party shall return to New Propco Holdco that portion of the Put Premium received by it which is attributable to the amount of any such equity raise which is not so funded), (ii) intentionally or recklessly breaches any representation set forth on Exhibit A of the UCC Term Sheet that it made or was required to make on or as of the Effective Date and such breach results in the rescission of all or a portion of the amount invested in any equity raise by such Put Party pursuant to the terms hereof (in which case, the Put Premium attributable to the rescinded amount shall be returned), or (iii) (x) cannot make any representations or provide support for verifications set forth on Exhibit A of the UCC

Term Sheet on or as of the Effective Date and (y) enters into escrow or other arrangements to permit funding of its investment pending confirmation of such representations or verifications, but such representations or verifications cannot be finalized as a result of any intentional act by or on behalf of such Put Party undertaken for the purpose of having such representations or verifications being unable to be made and such failure results in any portion of the purchases contemplated by such Put Party’s Committed Amount not being completed or being rescinded (in which case, the Put Premium attributable to the unpurchased or rescinded amount so placed in escrow by such Put Party shall be returned to New Propco Holdco).

(c)           The obligations of the Put Parties hereunder are several and not joint, and Serengeti Overseas MM L.P. shall by separate document executed concurrently herewith guarantee the payment obligations of Serengeti Station Holdco Ltd.  All purchases of New Propco Holdco Effective Date Put Equity and Applicable Equity Raise Put Equity hereunder shall be allocated among the Put Parties ratably in proportion to the unfunded portion of their respective Committed Amounts on the Effective Date or Applicable Equity Raise Date, as applicable, or as the Put Parties shall, otherwise mutually agree.  Any allocation from one Put Party to another Put Party shall be treated as a permitted assignment under Section 9(a) hereof and written notice of such re-allocation shall be provided to the other parties hereunder, it being understood and agreed that such permitted assignment shall be subject to the final sentence of Section 9 hereof.  No failure of any Put Party to fund any such purchase on any date required hereunder shall relieve any other Put Party of its corresponding obligation to do so on such date or on any other date, and no Put Party shall be responsible for the failure of any other Put Party to so fund any such purchase; provided, however, that if any Put Party indicates that it will not purchase, or fails to purchase, its pro rata share of any purchase that it is obligated to make hereunder (a “Defaulting Purchaser”), then each of the other Put Parties (or the sole Put Party that is not a Defaulting Purchaser in the event that each other Put Party is a Defaulting Purchaser) (each, a “Performing Purchaser”), on not less than five Business Days’ written notice from the ML/FG Parties, will purchase (the “Curative Purchase”) the lesser of (x) the amount of New Propco Holdco Equity which each Defaulting Purchaser failed to purchase (or indicated that it would not purchase) and (y) the amount of New Propco Holdco Equity which would cause the outstanding dollar amount funded by such Performing Purchaser pursuant hereto to equal its Committed Amount, it being understood that in the event that there is more than one Performing Purchaser, the obligation to make the Curative Purchase shall be allocated ratably between or among, as the case may be, the Performing Purchasers in the proportion that their respective Committed Amounts bear to one another.(1)  In the event that any Performing Purchaser makes a Curative Purchase pursuant to the immediately preceding sentence, and such Performing Purchaser thereafter is afforded the opportunity to participate in a future Post-Effective Equity Raise as described in the UCC Term Sheet under the caption “Post-Effective Investment Right,” then (i) such Performing Purchaser shall be entitled to reduce its participation in such Equity Raise to the amount (which amount may be $0) that would keep its total investment in New Propco Holdco at the level (the “Baseline Committed Level”) that would have occurred but for

(1)           By way of illustration, if there were three Put Purchasers, each Put Purchaser had a Committed Amount of $33 mm, no unsecured creditors had purchased their pro rata allocation of equity interests in the Propco Rights Offering, and one of the three purchasers failed to satisfy its purchase obligations hereunder, the other Put Purchasers would each purchase 50% of the initial $35.3 mm purchase of New Propco Holdco Effective Date Put Equity on the Effective Date and their Upsizing Commitment Amounts would be reduced by the excess of their initial funding over their pro rata share of the Initial Commitment Amount.

its making of such Curative Purchase and (ii) such Performing Purchaser shall be treated as having purchased the full amount of New Propco Holdco Equity offered to it for purposes of determining whether it retains its rights to participate in future Post-Effective Equity Raises, it being understood and agreed that the rights and privileges of a Performing Purchaser under this sentence shall terminate and be of no further force or effect at such time as such Performing Purchaser no longer requires the same in order to remain at the Baseline Committed Level.  Notwithstanding the foregoing, it is understood and agreed that the addressees hereof shall have all rights to pursue a Put Party for any failure by such Put Party to satisfy any commitment to make any purchase required hereunder or any other obligation contained herein.

For purposes of this letter agreement:

(i)            “Actual Knowledge” means actual knowledge (without duty of inquiry, investigation or validation) of the appropriate Persons who would normally be responsible for maintaining such information (it being understood that in the case of any Put Party managed by Fidelity Management & Research Company, such Person will be the Person executing such definitive documents), a list of which Persons will be provided to the parties hereto concurrently with the provision of the information described in clauses (g), (h), (i) or (j) of Section 2.

(ii)           “Allocated Equity Raise Portion” means, with respect to any Equity Raise, 15% of such Equity Raise (it being understood and agreed that capital contributions by or on behalf of the Mortgage Lenders will be deemed to include Propco cash/cash collateral or equivalents delivered to New Propco Holdco or one of its subsidiaries at the direction of the Mortgage Lenders that would otherwise be distributed to the Mortgage Lenders as part of their recovery under the Plan).

(iii)          “Applicable Equity Raise Date” means, with respect to any Equity Raise, the date of consummation thereof (or, if the definitive documentation provides for pre-funding not earlier than four Business Days prior to the consummation date, such pre-funding date), provided that no Applicable Equity Raise Date shall occur after June 30, 2011.  For the avoidance of doubt, if an Equity Raise occurs on the Effective Date, such date shall be deemed to be both the Effective Date and an Applicable Equity Raise Date.

(iv)          “Applicable Equity Raise Put Price” means, with respect to any Equity Raise, the aggregate purchase price for the Applicable Equity Raise Put Equity.

(v)           “Applicable Equity Raise Put Equity” means, with respect to any Equity Raise, the amount by which the Allocated Equity Raise Portion thereof exceeds the portion of such Equity Raise actually purchased on the Applicable Equity Raise Date by the Opco Unsecured Creditors and Put Parties in accordance with the allocation procedures described under “New Propco Holdco Investment Right—Allocation” of the UCC Term Sheet.  Applicable Equity Raise Put Equity shall be priced at the same per unit value as the units offered to other investors under the related Equity Raise.

(vi)          “Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in New York City are generally authorized or obligated by law or executive order to close.

(vii)         “New Propco Holdco Effective Date Put Equity” means (i) $35.3 million of New Propco Holdco Equity, allocated as being available for subscription and purchase on the Effective Date through Blockerco by the Opco Unsecured Creditors and Put Parties in accordance with the allocation procedures described under “New Propco Holdco Investment Right—Allocation” of the UCC Term Sheet (but excluding any New Propco Holdco Equity available for subscription and purchase as a result of any Equity Raise on such date) less (ii) New Propco Holdco Equity actually purchased by the Opco Unsecured Creditors and Put Parties on the Effective Date pursuant to such allocation procedures (but excluding any New Propco Holdco Equity subscribed for and purchased as a result of any Equity Raise on such date) (such New Propco Holdco Equity actually purchased pursuant to this clause (ii), the “Purchased Equity”).  For the avoidance of doubt, (i) the $35.3 million figure set forth in the immediately preceding sentence is predicated on an initial Plan Value of $200 million before giving effect to any purchase of New Propco Holdco Equity by the Put Parties and any other Opco Unsecured Creditors, (ii) any increases in such Plan Value above $200 million due to additional capital contributions or equity issuances as of or prior to the Effective Date (including any reduction in the debt agreed to by the Mortgage Lenders below the Effective Date level contemplated by the Plan as currently filed with the Bankruptcy Court (with the consent of the Debtors and FG and approval, if required, of the Bankruptcy Court) in exchange for additional New Propco Holdco Equity or as a capital contribution to New Propco Holdco), shall be treated as the Mortgage Lenders’ participation in an Additional Equity Issuance as to which the Propco Commitment is deemed to apply under the UCC Term Sheet with respect to the participation obligations of the Put Parties, as described under the caption thereunder entitled “Effect of Subsequent Equity Offerings”, (iii) any reduction in debt described in clause (ii) above shall not exceed $50,000,000 without the prior written consent of the Put Parties and (iv) the amount of any reduction in the debt described in clause (ii) shall count towards the maximum amount of any Debt Paydown Issuance permitted without the consent of the Put Parties under the UCC Term Sheet. (2)

(viii)        “New Propco Holdco Effective Date Put Price” means $35.3 million less the gross amount paid on the Effective Date to New Propco Holdco through Blockerco by the Opco Unsecured Creditors and Put Parties to purchase through Blockerco the Purchased Equity in accordance with the allocation procedures described under “New Propco Holdco Investment Right—Allocation” of the UCC Term Sheet.

(ix)           “Person” means any individual, partnership, corporation, limited liability company, association, joint stock company, trust, estate, joint venture, unincorporated organization or other business entity or any governmental entity (or any department, agency or political subdivision thereof).

(2)  By way of clarity, if there is a reduction in debt which occurs on the Effective Date, but such reduction is funded in part with cash from New Propco Holdco (including the $35.3 million described in clause (i) of the definition of “New Propco Holdco Effective Date Put Equity”), the portion that is so funded with cash shall not be deemed to be an Additional Equity Issuance, and the Allocated Equity Raise Portion shall not apply to such portion of such debt reduction.

(x)            “Upper-Tier 5% Investor” means a Person owning an indirect beneficial interest of five percent or more of the applicable Put Party.

2.             Representations and Warranties of the Put Parties.

Each of the undersigned Put Parties, severally and not jointly, makes the following representations and warranties to the addressees of this letter agreement:

(a) this letter agreement is a legal, valid and binding obligation of such undersigned Put Party, enforceable against it in accordance with its terms, except as enforcement may be limited by applicable laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability;

(b) such undersigned Put Party has all requisite power and authority to enter into this letter agreement and to carry out the transactions contemplated by, and perform its obligations under, this letter agreement;

(c) the execution and delivery of this letter agreement and the performance of the obligations hereunder of such undersigned Put Party have been duly authorized by all necessary action of the Put Party;

(d) the execution, delivery and performance of this letter agreement does not and shall not violate such undersigned Put Party’s articles or certificate of incorporation, certificate of formation or other organizational documents;

(e) such undersigned Put Party has the funds necessary to fund its Committed Amount and on the Effective Date and the Applicable Equity Raise Date will have the funds necessary to fund its Initial Commitment Amount and Upsizing Commitment Amount, respectively;

(f) such Put Party has no present plan or intention (i) to exercise any New Propco Holdco Warrant (it being understood that an intent to exercise if the strike price is in the money due to increases in equity value after the Effective Date shall not be considered a present plan or intention), subject to future reexamination during the exercise period thereof based upon then current value information or (ii) to acquire any New Propco Holdco Equity (either directly or through Blockerco) or any interest in Blockerco from any other holder thereof (it being understood that an intent to acquire in the event of an opportunity arising after the Effective Date that is not part of a commitment, arrangement or understanding existing prior to the Effective Date shall not be considered a present plan or intention);

(g) for a Put Party owning five percent or more in value of the stock of a Blockerco, based on the Put Party’s Actual Knowledge the Equity List (as defined below) identifies any equity interest through which such Put Party could own through any of FC Co-investment Partners, L.P., Colony Investors VII, L.P., Colony Investors VIII, L.P., Colony Parallel Investors VIII, L.P., Colony Parallel NA-RE Investors VIII, L.P., or Axon Rising Sun, LLC, any stock of Station Casinos, Inc. (“SCI”) (for purposes of Section 267 of the Internal Revenue Code of 1986, as amended (the “Code”), and the U.S. Treasury regulations promulgated thereunder);

(h) such Put Party has provided Ernst & Young LLP (i) a list accurately reflecting its records of record owners owning a direct interest of five percent or more of the Put Party as of the date set forth thereon and (ii) to the Actual Knowledge of the Put Party, the list provided in (i) above (expanded at the time the representation is made, to the extent necessary, to reflect any additional persons in (x) or (y) below) identifies (x) any record owners of five percent or more of such Put Party and (y) any Upper-Tier 5% Investors of such Put Party.  In applying the foregoing, for any Put Party that is a mutual fund, relying upon the precise name of the account registration for each record owner and for any Put Party that is a partnership, such ownership being measured using K-1 reporting criteria, and it being understood that any flaw in the Put Party’s records shall not constitute a breach thereof;

(i) for a Put Party owning five percent or more in value of the stock of a Blockerco, such Put Party has provided Ernst & Young LLP a list (the “Equity List”), accurately reflecting its records of all equity interests in other persons directly held by the Put Party (except for any wholly-owned subsidiaries which do not own any direct or indirect equity interests in any other person (other than any equity interest in another such direct or indirect wholly-owned subsidiary)) as of the date set forth thereon;

(j) for a Put Party owning less than five percent in value of the stock of a Blockerco, such Put Party (i) does not own directly five percent or more in value of the stock of such Blockerco, and (ii)(A) has provided a list accurately reflecting its records of all equity interests in other persons directly held by the Put Party (except for any wholly-owned subsidiaries which do not own any direct or indirect equity interests in any other person (other than any equity interest in another such direct or indirect wholly-owned subsidiary)) as of the date set forth thereon and based on the Put Party’s Actual Knowledge, the list provided in (ii)(A) above identifies any equity interests through which such Put Party could own stock of Blockerco (for purposes of Section 267 of the Code, applying the limitations in Section 267(e)(3)(A) and (B) of the Code), or (B) to the Actual Knowledge of the Put Party, does not own indirectly (for purposes of Section 267 of the Code, applying the limitations in Section 267(e)(3)(A) and (B) of the Code) five percent or more in value of the stock of such Blockerco;

(k)           such Put Party is an “accredited investor” as such term is defined in Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”);

(l)            New Propco Holdco Equity is being acquired pursuant to this letter agreement and other applicable documentation by such Put Party in good faith solely for its own account, for investment and not with a view toward resale or other distribution within the meaning of the Securities Act, provided, however, that subject to compliance with the Securities Act, applicable securities laws and the respective rules and regulations promulgated thereunder, nothing contained herein shall be deemed to be a representation or warranty to hold New Propco Holdco Equity for any period of time following the Effective Date;

(m)          such Put Party (i) has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its investment in New Propco Holdco Equity being acquired hereunder and (ii) understands and is able to bear any economic risks associated with such investment (including, without limitation, the possibility of holding New Propco Holdco Equity for an indefinite period of time or losing the entire value of its investment);

(n)           the financial information provided by such Put Party to the Mortgage Lenders in connection with this letter agreement with respect to itself accurately and fairly presents the liquid net assets and (if applicable) undrawn capital or similar undrawn commitments of such Put Party; and

(o)           such Put Party acknowledges that it has been afforded the opportunity to ask questions and receive answers concerning New Propco Holdco and the Chapter 11 Cases.

Notwithstanding anything in this Section 2 to the contrary, such Put Party shall not be in breach of this letter agreement if it has not provided the representations or the information described in clauses (g), (h), (i) or (j), before the latest to occur of (a) August 13, 2010 and (b) the date on which Ernst & Young LLP (“E&Y) has entered into an agreement, in form and substance reasonably satisfactory to such Put Party (x) to keep all such information confidential and (y) not to, absent written consent from such Put Party, request information of or regarding (i) a person owning 5% or more of such Put Party or (ii) an Upper-Tier 5% Investor of such Put Party by contacting a person described in clause (i) or clause (ii) of this sentence based on information supplied by such Put Party, but instead all requests for information of or regarding such a person shall be submitted directly and solely to such Put Party; provided, that each Put Party agrees to use its reasonable efforts to diligently negotiate the terms of such confidentiality agreement in order to ensure the execution thereof within five (5) Business Days after the date of execution of this letter agreement, it being understood that such negotiation shall be carried out in good faith by such Put Party.

3.             Representations and Warranties of the ML/FG Parties. Each of the ML/FG Parties, severally and not jointly, makes the following representations and warranties to the Put Parties:

(a)           this letter agreement is a legal, valid and binding obligation of such undersigned ML/FG Party, enforceable against it in accordance with its terms, except as enforcement may be limited by applicable laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability;

(b)           such undersigned ML/FG Party has all requisite power and authority to enter into this letter agreement and to perform its obligations hereunder;

(c)           except with respect to signatories hereto who are natural persons, the execution, delivery and performance by it of this letter agreement has been duly authorized by all necessary action of such undersigned ML/FG Party; and

(d)           except with respect to signatories hereto who are natural persons, the execution, delivery and performance of this letter agreement does not and shall not violate such undersigned ML/FG Party’s articles or certificate of incorporation, certificate of formation or other organizational documents.

4.             Covenants.

(a)           Subject to the satisfaction by Ernst & Young LLP of the last sentence of Section 2, each Put Party shall, prior to the Effective Date, provide updated information to Ernst & Young, LLP with respect to the information concerning such Put Party as described in clauses (g), (h), (i) and (j) of Section 2 above, so that such information shall be true and accurate (subject to the exceptions set forth in such clauses) as of the anticipated Effective Date.  It is a condition to the rights of any Put Party to purchase New Propco Holdco Equity hereunder that each of the above-described representations and warranties (as supplemented by such additional information in the case of clauses (g), (h), (i) and (j) of Section 2) remain true and accurate as of the Effective Date.)  If a Put Party cannot make any representations or provide support for verifications set forth in clauses (g), (h), (i) and (j) above as of the Effective Date for whatever reason, other than as a result of any intentional act by or on behalf of such Put Party undertaken for the purpose of having such representations or verifications being unable to be made, then the Put Party shall have no right except as provided in Exhibit A to the UCC Term Sheet (and no obligation) to purchase New Propco Holdco Equity hereunder unless and until such representations can be made and verified.  The Put Parties acknowledge and agree that the occurrence of the Effective Date is subject to, among other things, the satisfaction or waiver of the conditions set forth in the Plan and that any and all consideration contemplated by the UCC Term Sheet to be provided, directly or indirectly, to the Opco Unsecured Creditors is subject to the Tax Condition and may be modified as contemplated by the UCC Term Sheet.

(b)           Each of the Parties hereto reaffirms its obligations under Section 2 of the Support Agreement to take all actions reasonably necessary on their parts to consummate the transactions contemplated hereunder as well as under the UCC Term Sheet.

5.             Conditions to the Obligations of the Put Parties.

(a)           The obligation of the Put Parties to purchase New Propco Holdco Equity pursuant to the Committed Amount on the Effective Date are subject to the following conditions:

(i)            The Effective Date shall have occurred on or before June 30, 2011;

(ii)           The Support Agreement shall not have been terminated prior to the Effective Date (other than due to a termination by the UCC or by any Put Party due to a Put Party Termination Event caused primarily by any action or omission of the Put Parties);

(iii)          An order (which may form part of the Confirmation Order instead of a separate standalone order) approving the form, substance, and procedures of the Propco Rights Offering in form and substance reasonably satisfactory to the Put Parties (the “Rights Offering Procedure Order”) shall have been entered by the Bankruptcy Court;

(iv)          The Propco Rights Offering shall have been consummated in accordance with the Rights Offering Procedure Order and in accordance with definitive documentation consistent with the UCC Term Sheet (including that the Put Parties (so long as they hold a least 40% of an aggregate principal amount of unsecured senior notes of Opco) shall have had the right to purchase at least one half of New Propco Holdco Equity available in the Propco Rights Offering) and in form and substance reasonably satisfactory to the Put Parties (except that there will be an Interest Solicitation and Subscription Solicitation rather than the one-step process set forth in the UCC Term Sheet);

(v)           (A) The Confirmation Order shall have been entered by the Bankruptcy Court in the Chapter 11 Cases and shall be consistent in all material respects with the UCC Term Sheet and this letter agreement and (B) the provisions of the Confirmation Order approving the releases and exculpation of the Put Parties shall be reasonably acceptable to the Put Parties (it being understood that language consistent with the release and exculpation provisions contained in the Plan as filed with the Bankruptcy Court on July 28, 2010 will be conclusively deemed to be reasonably acceptable to the Put Parties); provided, that if any Put Party desires to revoke its commitment under this clause (B), the applicable Put Party or Put Parties must provide a Two Put Party Notice or One Put Party Notice, as applicable, as contemplated in Section 5(a)(ii) of the Support Agreement within ten (10) Business Days of the entry of the Confirmation Order or all Put Parties shall be deemed to have waived the condition set forth in this clause 5(a)(v);

(vi)          Neither the Plan as filed with the Bankruptcy Court on July 28, 2010 nor the Confirmation Order shall have been modified in any way that is inconsistent in any material respect with the terms of the UCC Term Sheet, the Support Agreement or this letter agreement or so as to modify or otherwise affect any of the release or exculpation provisions of the Plan as filed with the Bankruptcy Court on July 28, 2010 or the provisions of the Confirmation Order approving the releases and exculpation of the Put Parties, in each case in a manner adverse in any material respect to the Put Parties; provided, that if any Put Party desires to revoke its commitment as a result of any such modification, the applicable Put Party or Put Parties must provide a Two Put Party Notice or One Put Party Notice, as applicable, as contemplated in Section 5(a)(ii) of the Support Agreement within ten (10) Business Days of the date such proposed modification is filed with the Bankruptcy Court or all Put Parties shall be deemed to have waived the condition set forth in this Section 5(a)(vi);

(vii)         The Debtors shall, not later than 15 days after the date hereof, have filed a motion and supporting papers (the “Agreement Motion”) in a form reasonably acceptable to the Put Parties, seeking entry of an order (which may form part of the Confirmation Order (as defined herein)) by the Bankruptcy Court approving the payment of the fees and expenses of the Put Parties and their legal counsel pursuant to the UCC Term Sheet and the terms hereof (the “Agreement Order”);

(viii)        New Propco Holdco Equity to be issued on the Effective Date shall be, upon payment of the aggregate purchase price as provided herein, validly issued, fully paid, non-assessable and free and clear of all taxes, liens, pre-emptive rights, rights of first refusal, subscription and similar rights, except as contemplated in the UCC Term Sheet and the definitive documentation embodying the same;

(ix)           The Put Parties shall have received, or shall receive substantially contemporaneously with the funding of the commitment contemplated hereby, the Put Premium as required by the UCC Term Sheet and the fees and expenses of the Put Parties and their legal counsel shall have been paid as required by the UCC Term Sheet and the Agreement Order;

(x)            The representations and warranties of the ML/FG Parties in Section 4 shall be true and correct in all material respects as if made on the Effective Date (except for representations and warranties made as of a specified date, which shall be true and correct in all material respects as of such specified date) and representations and warranties substantially similar to those set forth on Exhibit I hereto (with such modifications as may reasonably be required for the passage of time or changed circumstances) shall be provided by New Propco Holdco on the Effective Date and shall be true and correct as of such date;

(xi)           No court of competent jurisdiction or other competent governmental or regulatory authority shall have issued a ruling, determination, or order making illegal or otherwise restricting, preventing or prohibiting the consummation of the restructuring transactions specified in the Plan and the UCC Term Sheet, including an order of the Bankruptcy Court denying confirmation of the Plan, which ruling, determination or order (x) has been in effect for sixty (60) days and (y) is not subject to stay;

(xii)          The Put Parties shall have received a fully executed copy of the limited liability company agreement, equityholders agreement and any other organizational documents of New Propco Holdco containing the provisions described in the UCC Term Sheet under the captions “Post-Effective Investment Right,” “Voting Rights,” “Tag-Along Rights,” “Rights of First Refusal,” “Board Observation Rights,” and “Certain Additional Rights” and otherwise reasonably acceptable to the Put Parties, including a tax distribution provision consistent with the description contained in the provision of the UCC Term Sheet entitled “Certain Additional Rights” (which provision shall be deemed to be satisfactory to the Put Parties so long as it is consistent with such description in all material respects even though the tax rate applicable to the calculation of such distributions is based on the individual tax rate);(3)

(xiii)         All other instruments, agreements and all other definitive documents in connection with the Propco Rights Offering and equity investment transactions contemplated hereby shall conform to the UCC Term Sheet and be in form and substance reasonably satisfactory to the Put Parties;

(xiv)        The conditions to the obligations of the Put Parties to purchase New Propco Holdco Equity on any date after the Effective Date (an “Upsizing Effective Date”) shall have been mutually agreed by the parties to this letter agreement; and

(xv)         No appeal to the Confirmation Order shall have been filed and be continuing which is materially adverse to the rights of the Put Parties under the Confirmation Order, the Plan, the UCC Term Sheet, the Support Letter and this letter agreement; provided, that if any Put Party, after reasonably and in good faith determining that such appeal is materially adverse to such rights, seeks to terminate this Agreement as a result of the filing and continuation of any such appeal, then the applicable Put Party or Put Parties must provide a Two Put Party Notice or a One Put Party Notice, as applicable, as contemplated in Section 5(a)(ii) of the Support Agreement no later than the date which is six calendar weeks after the entry of such Confirmation Order (which notice shall be deemed to bind all Put Parties) or all Put Parties shall be deemed to have waived the condition set forth in this Section 5(a)(xv).

(b)           The obligation of the Put Parties to purchase New Propco Holdco Equity pursuant to the terms hereof on an Upsizing Effective Date will be subject to the conditions and procedures agreed pursuant to Section 5(a) hereof.

(c)           The parties hereto agree to negotiate diligently and in good faith the documentation described in clauses 5(a)(iii), (iv), (xii) and (xiv) in order to ensure that the same shall be mutually agreed to by the parties to this letter agreement on or prior to the end of the tenth (10th) Business Day after each such document is provided to the Put Parties (such deadline with respect to each document so delivered, the “Documentation Deadline”).

6.             Intentionally Omitted.

(3)  The definitive organizational documents or equityholders agreement of New Propco Holdco will provide that any Blockerco would be able to sell equity interests of New Propco Holdco solely to fund a Tax Distribution Shortfall without compliance with any obligations to allow other equityholders to tag along with such sale, it being understood that any such sale would be subject to compliance with all first refusal and other restrictions that are otherwise applicable to transfers of equity interests in New Propco Holdco.  The term “Tax Distribution Shortfall” shall mean an amount equal to the difference between the income taxes payable by the relevant Blockerco and the cash distributions made by New Propco Holdco to such Blockerco.

7.             Survival of Representations and Warranties, Etc. Notwithstanding any investigation at any time made by or on behalf of any party hereto, all representations and warranties made in this letter agreement will survive the execution and delivery of this letter agreement as follows:  (i) representations and warranties made herein or on Exhibit I with respect to due authorization, execution and delivery and valid issuance of New Propco Holdco Equity shall survive indefinitely; (ii) any representations and warranties herein or made on Exhibit I with respect to securities law issues will survive for a period of two years after the Effective Date (or, with respect to any such representations made on an Upsizing Effective Date, two years after such Upsizing Effective Date) and (iii) all other representations and warranties made herein or on Exhibit I will survive for a period of one year after the Effective Date (or, with respect to any such representations made on an Upsizing Effective Date, one year after such Upsizing Effective Date); provided, however, that if this agreement is terminated in accordance with its terms (other than by performance on the Effective Date or any Upsizing Effective Date, as applicable), such representations and warranties will not survive such termination.

8.             Termination.

(a)           The Put Parties may terminate this letter agreement:

(i)            On or after the Effective Date, if the Put Premium has become payable and has not been received by Put Parties or has not been paid substantially contemporaneously with their initial purchase of New Propco Holdco Equity;

(ii)           On or after 15 days following the date hereof, if the Agreement Motion shall not have been filed with the Bankruptcy Court by the 15th day following the date hereof;

(iii)          On or after July 1, 2011;

(iv)          Upon the failure of any of the conditions set forth in Section 5 hereof to be satisfied, provided that if the Put Parties do not, on or prior to the fifth (5th) Business Day after the applicable Documentation Deadline, terminate this letter agreement on account of the agreement(s) to which the applicable Documentation Deadline applies not being reasonably satisfactory to the Put Parties, then the Put Parties will be deemed to have waived their right to terminate this letter agreement on account of a failure of any such agreement to be reasonably satisfactory to the Put Parties (it being understood that if any changes or amendments to any agreement referenced in Section 5(c) are made on or after the applicable Documentation Deadline which are adverse (other than in a de minimis respect) to the rights and interests of the Put Parties, and with respect to any other documents described in clause (5)(a)(xiii), then the Put Parties shall be granted an additional time frame, not to exceed ten (10) Business Days of receiving copies of such proposed changes, amendments or documents, as applicable, within which to terminate this letter agreement on account of such new or modified provisions or additional documents not being reasonably satisfactory to them); and

(v)           Upon failure to satisfy the Tax Condition as of the Effective Date.

(b)           In no event will the Put Premium be refundable upon termination of this letter agreement pursuant to this Section 8, except as set forth in Section 1(b).

(c)           Upon termination under this Section 9, the covenants and agreements made by the parties herein under Sections 7 and 9 through 12 will survive indefinitely in accordance with their terms.

(d)           In the event of any such termination for failure to satisfy the Tax Condition which in any such case results from the failure of the Debtors, FG or the Propco Lenders to act reasonably with respect to the Tax Condition (it being understood that the unwillingness of the Debtors, FG or the Propco Lenders to proceed if the final order of the Bankruptcy Court does not contain the findings described in the Confirmation Order (as defined in the Stalking Horse APA) shall be deemed to be reasonable), then each Put Party whose Committed Amount has been terminated shall be paid by New Propco Holdco (or if for any reason there is no New Propco Holdco or New Propco Holdco is unable or unwilling to fund, then the Propco Lenders will direct the payment of such amounts by FCP Propco, LLC out of cash collateral held for the account of the Propco Lenders) an aggregate amount equal to 1.333 times the portion of the Put Premium attributable to its terminated Committed Amount provided that no payment shall be due unless the UCC Stipulation remains in effect through the Effective Date.

(e)           Notwithstanding anything to the contrary contained herein, this letter agreement may only be terminated pursuant to Section 8(a) by two or more of Fidelity, Oaktree and Serengeti (each of which shall be deemed to be a single Put Party for purposes of this paragraph) provided that (i) if two Put Parties desire to terminate their commitments (any Put Party that desires to terminate its commitment, a “Non-Consenting Put Party”) pursuant to Section 8(a) and one Put Party desires not to terminate its commitment (any Put Party that desires not to terminate its commitment, a “Consenting Put Party”), each Non-Consenting Put Party shall offer its commitment to the Consenting Put Party and if the Consenting Put Party does not desire to accept and assume all of the commitments of the Non-Consenting Put Parties, (x) the Non-Consenting Put Parties shall provide a notice of termination (a “Two Put Party Notice”) to the ML/FG Parties and (y) the ML/FG Parties may terminate the commitments and other rights and obligations solely of the Non-Consenting Put Parties under this letter agreement or terminate this letter agreement, in each case, within 10 Business Days’ of receipt of such Two Put Party Notice by written notice to the Put Parties; and (ii) if two Put Parties desire not to terminate their commitments and one Put Party believes in good faith that any document to which clauses (iii), (iv), (v), (vi), (vii), (xii), (xiii) or (xv) of Section 5(a) applies contains a provision that materially, adversely and disproportionately affects such Put Party as compared to the other Put Parties and desires to terminate its commitment pursuant to Section 8(a), the Non-Consenting Put Party shall offer its commitment to the Consenting Put Parties and if the Consenting Put Parties do not desire to accept and assume all of the commitment of the Non-Consenting Put Party, (x) the Non-Consenting Put Party shall provide a notice of termination to the ML/FG Parties stating that it will be materially, adversely and disproportionately affected by a provision in such applicable document (a “One Put Party Notice”) and (y) the ML/FG Parties may agree to terminate the commitment, rights and obligations  solely of the Non-Consenting Put Party under this letter agreement or terminate this letter agreement in each case, within 10 Business Days’ of receipt of such One Put Party Notice by written notice to the Put Parties.  The parties all agree, however, that the ML/FG Parties may conclusively rely on any Put Party Notice (whether a Two Put Party Notice or a One Put Party Notice) given pursuant to this Section or Section 5 without any inquiry as to whether such notice complies with this immediately preceding sentence.

9.             Third Party Beneficiaries; Assignments.

(a)           There is no express or implied intention to benefit any Person not party hereto other than New Propco Holdco and nothing contained in this letter agreement is intended, nor shall anything herein be construed, to confer any rights, legal or equitable, in any Person other than the parties hereto and New Propco Holdco.  New Propco Holdco is an intended third party beneficiary of all the rights and benefits of the addressees hereof pursuant to this letter agreement (including, without limitation, each of the representations and warranties made herein) and shall have the right to enforce this letter agreement to the same extent as the addressees hereof.  No party may assign this letter agreement or any of its obligations hereunder; provided, however, (i) that to the extent any Mortgage Lender transfers any of its claims against Opco or any of its subsidiaries to any Person, such Mortgage Lender may also transfer to such Person a proportionate amount of its rights hereunder, (ii) that the ML/FG Parties may assign this letter agreement to New Propco Holdco ; (iii) that any Put Party may assign this letter agreement to any Affiliate (as defined in Rule 12b-2 under the Exchange Act) of the Put Parties which is an “accredited investor” within the meaning of rule 501 under the Securities Act and over which such Put Party or any of its Affiliates exercises investment authority, including, without limitation, with respect to voting and dispositive rights; and (iv) Oaktree may assign to Serengeti a portion of its commitment to the extent any commitment relates to funding an acquisition of the Green Valley Ranch casino; provided, further, that any such assignee assumes the obligations of such Put Party hereunder and agrees in writing to be bound by the terms of this letter agreement in the same manner as such Put Party. Notwithstanding the foregoing or any other provisions herein, no such assignment by a Put Party will relieve such Put Party of its obligations hereunder if such assignee fails to perform such obligations.

(b)           The parties hereby acknowledge that the rights of the parties under this letter agreement are unique and that remedies at law for breach or threatened breach of any provision of this letter agreement would be inadequate and, in recognition of this fact, agree that, in the event of a breach or threatened breach of the provisions of this letter agreement, the parties shall, without posting any bond, be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available and the parties hereby waive any objection to the imposition of such relief.

10.           Amendment.

This letter agreement may not be amended, and no provision of this letter agreement may be waived or modified, except by an instrument in writing signed by the addressees of this letter agreement and each undersigned Put Party.

11.           Effect on Support Agreement

Each Put Party and each addressee hereof, by executing this letter agreement, agrees that (i) any Put Party Termination Event or Termination Event that may have occurred under the Support Agreement, including under 5(a)(vii) or 5(b)(v) thereof, respectively, due to failure of this letter agreement to have been entered into on or before July 29, 2010, shall be deemed to be finally and irrevocably waived by each such party; and (ii) the UCC Term Sheet as incorporated by reference into the Support Agreement is hereby amended for purposes of the Support Agreement by replacing the words “before such date” contained in clause (ix) under the caption entitled “Conditions” with the words “August 5, 2010”.

12.           Miscellaneous.

(a)           THIS LETTER AGREEMENT IS TO BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN SUCH STATE, WITHOUT GIVING EFFECT TO THE CHOICE OF LAWS PRINCIPLES THEREOF.  By its execution and delivery of this letter agreement, each of the parties hereto hereby irrevocably and unconditionally agrees for itself that any legal action, suit or proceeding with respect to any matter under or arising out of or in connection with this letter agreement or for recognition or enforcement of any judgment rendered in any such action, suit or proceeding, shall be brought exclusively in the Bankruptcy Court.  By execution and delivery of this letter agreement, each of the parties hereto hereby irrevocably accepts and submits itself to the exclusive jurisdiction of each such court, generally and unconditionally, with respect to any such action, suit or proceeding.

(b)           All notices, requests and other communications to any party hereunder shall be in writing and shall be given to the ML/FG Parties at their respective addresses set forth on page 1 hereof and to each Put Party at the address set forth below its signature on the signature pages hereof or such other address as any such party may hereafter specify by notice to the other parties hereto.  Any notice, request or other communication given by delivery, mail or courier shall be effective when received.  Any notice given by facsimile or email shall be effective upon oral or machine confirmation of transmission.

(c)           This letter agreement may be executed in any number of counterparts, all of which will be considered one and the same agreement and will become effective when counterparts have been signed by each of the parties and delivered to the other party (including via facsimile or other electronic transmission), it being understood that each party need not sign the same counterpart.

(d)           The headings in this letter agreement are for reference purposes only and will not in any way affect the meaning or interpretation of this letter agreement.

(e)           This letter agreement is not and shall not be deemed to be a solicitation for votes in favor of the Plan in any Chapter 11 Case. The Put Parties’ votes with respect to the Plan will not be solicited until the Put Parties have received the Disclosure Statement approved by the Bankruptcy Court. Each party hereto acknowledges that it has been represented by counsel in connection with this letter agreement and the transactions contemplated hereby. The provisions of this letter agreement shall be interpreted in a reasonable manner to effectuate the intent of the parties hereto.

(f)            Each of the parties hereto agrees to execute and deliver, or to cause to be executed and delivered, all such instruments, and to take all such action as the other parties hereto may reasonably request, in order to effectuate the intent and purposes of, and to carry out the terms of, this letter agreement.

[Signature Page Follows]

Very truly yours,

FIDELITY PURITAN TRUST: FIDELITY PURITAN FUND
		By:	/s/ Kenneth Robins
		Name:	Kenneth Robins
		Title:	Treasurer
	*	Committed Amount: $
Notice Address:
c/o Fidelity Investments
82 Devonshire Street
Boston, MA 02109
Attn: Nate Van Duzer
Tel: 617-392-8129
Fax: 617-392-1605
Nate.VanDuzer@fmr.com

FIDELITY ADVISOR SERIES I: FIDELITY ADVISOR HIGH INCOME ADVANTAGE FUND
		By:	/s/ Kenneth Robins
		Name:	Kenneth Robins
		Title:	Treasurer
	*	Committed Amount: $
Notice Address:
c/o Fidelity Investments
82 Devonshire Street
Boston, MA 02109
Attn: Nate Van Duzer
Tel: 617-392-8129
Fax: 617-392-1605
Nate.VanDuzer@fmr.com

FIDELITY SCHOOL STREET TRUST: FIDELITY STRATEGIC INCOME FUND
		By:	/s/ Kenneth Robins
		Name:	Kenneth Robins
		Title:	Assistant Treasurer
	*	Committed Amount: $
Notice Address:
c/o Fidelity Investments
82 Devonshire Street
Boston, MA 02109
Attn: Nate Van Duzer
Tel: 617-392-8129
Fax: 617-392-1605
Nate.VanDuzer@fmr.com

FIDELITY SCHOOL STREET TRUST: FIDELITY CAPITAL & INCOME FUND

		By:	/s/ Kenneth Robins
		Name:	Kenneth Robins
		Title:	Treasurer
	*	Committed Amount: $
Notice Address:
c/o Fidelity Investments
82 Devonshire Street
Boston, MA 02109
Attn: Nate Van Duzer
Tel: 617-392-8129
Fax: 617-392-1605
Nate.VanDuzer@fmr.com

FIDELITY ADVISOR SERIES II: FIDELITY ADVISOR STRATEGIC INCOME FUND

		By:	/s/ Kenneth Robins
		Name:	Kenneth Robins
		Title:	Assistant Treasurer
	*	Committed Amount: $
Notice Address:
c/o Fidelity Investments
82 Devonshire Street
Boston, MA 02109
Attn: Nate Van Duzer
Tel: 617-392-8129
Fax: 617-392-1605
Nate.VanDuzer@fmr.com

VARIABLE INSURANCE PRODUCTS FUND V: STRATEGIC INCOME PORTFOLIO

	By:	/s/ Kenneth Robins
	Name:	Kenneth Robins
	Title:	Assistant Treasurer
*	Committed Amount: $
Notice Address:
c/o Fidelity Investments
82 Devonshire Street
Boston, MA 02109
Attn: Nate Van Duzer
Tel: 617-392-8129
Fax: 617-392-1605
Nate.VanDuzer@fmr.com

SERENGETI STATION HOLDCO LTD.
	By:	/s/ Alexander Lemond
	Name:	Alexander Lemond
	Title:	Director
*	Committed Amount: $
Notice Address:
c/o Serengeti Asset Management LP
632 Broadway, 12th Floor
New York, NY 10012
ATTN: Operations/Compliance
Tel: 212-672-2280
Fax: 212-672-2281
Email: sam.ops@serengeti-am.com

SERENGETI PARTNERS LP
	By:	/s/ Alexander Lemond
	Name:	Alexander Lemond
	Title:	Director
*	Committed Amount: $
Notice Address:
c/o Serengeti Asset Management LP
632 Broadway, 12th Floor
New York, NY 10012
ATTN: Operations/Compliance
Tel: 212-672-2280
Fax: 212-672-2281
Email: sam.ops@serengeti-am.com

OCM PRINCIPAL OPPORTUNITIES FUND IV DELAWARE L.P.

By: OCM Principal Opportunities Fund IV Delaware GP Inc., its general partner

	By:	/s/ Skardon Baker
	Name:	Skardon Baker
	Title:	Authorized Signatory

	By:	/s/ Akira Okubo
	Name:	Akira Okubo
	Title:	Authorized Signatory

*	Committed Amount: $
Notice Address:
333 S. Grand Ave., 28th Floor
Los Angeles, CA 90071
Attn: Skardon Baker
sbaker@oaktreecapital.com
Fax: 213-830-6394

OCM OPPORTUNITIES FUND VIIb DELAWARE, L.P.

By: Oaktree Fund GP, LLC, its general partner

By: Oaktree Fund GP I, L.P., its managing member

	By:	/s/ Scott Graves
	Name:	Scott Graves
	Title:	Authorized Signatory

	By:	/s/ Kaj Vazales
	Name:	Kaj Vazales
	Title:	Authorized Signatory

*	Committed Amount: $
Notice Address:
333 S. Grand Ave., 28th Floor
Los Angeles, CA 90071
Attn: Ken Liang
kliang@oaktreecapital.com
Fax: 213-830-8522

FOOTNOTES TO SIGNATURE PAGES

* The aggregate Commitment Amount for Fidelity is $47,000,000.  This amount will be divided among the six Fidelity signatories as provided in a separate writing within five (5) Business Days after the date of this letter agreement.

* The aggregate Commitment Amount for Oaktree is $39,000,000.  This amount will be divided among the two Oaktree signatories as provided in a separate writing within five (5) Business Days after the date of this letter agreement.

* The aggregate Commitment Amount for Serengeti is $14,000,000.  This amount will be divided among the two Serengeti signatories as provided in a separate writing within five (5) Business Days after the date of this letter agreement.

Agreed and accepted:

GERMAN AMERICAN
CAPITAL CORPORATION

By:	/s/ John K. Beacham
Name: John K. Beacham
Title: Director

By:	/s/ Robert W. Pettinato
Name: Robert W. Pettinato
Title: Managing Director

JPMORGAN CHASE BANK, N.A.

By:	/s/ Scott Dauer
Name: Scott Dauer
Title: Executive Director

FERTITTA GAMING, LLC

By:	/s/ Frank J. Fertitta III
Name: Frank J. Fertitta III
Title:

/s/ Frank J. Fertitta III
Frank J. Fertitta III

/s/ Lorenzo J. Fertitta
Lorenzo J. Fertitta

EXHIBIT I

REPRESENTATIONS AND WARRANTIES OF NEW PROPCO HOLDCO TO BE MADE AT TIME OF SALE OF NEW PROPCO HOLDCO EQUITY

(a)          on the Effective Date, the authorized capital stock of New Propco Holdco consists of [Describe capitalization of New Propco Holdco]; (ii) all of the issued shares of capital stock of New Propco Holdco have been, or will be, as applicable, duly and validly authorized and issued and are fully paid and non-assessable, and none of them has been issued in violation of preemptive or similar rights and (iii) there are, or will be, as applicable, no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other agreements or rights to purchase or otherwise acquire shares of capital stock of New Propco Holdco, except, in the case of clauses (ii) and (iii), as contemplated in the UCC Term Sheet and the definitive documentation embodying the same;

(b) (i) on the Effective Date, the issuance and sale of New Propco Holdco Equity to the Put Parties has been duly and validly authorized, and, when New Propco Holdco Equity is issued and delivered against payment therefor in the Propco Rights Offering or to the Put Parties, will be duly and validly issued, fully paid and non-assessable, and free and clear of all taxes, liens, pre-emptive rights, rights of first refusal, subscription and similar rights, except as contemplated in the UCC Term Sheet and the definitive documentation embodying the same;

(c) subject to the entry of the Agreement Order and the Confirmation Order (the “Court Orders”) and the expiration, or waiver by the Bankruptcy Court, of the 10-day period set forth in Bankruptcy Rules 6004(h) and 3020(e), as applicable, the sale, issuance and delivery of New Propco Holdco Equity upon the consummation of the Propco Rights Offering by New Propco Holdco (assuming compliance by the Put Parties with their obligations hereunder and thereunder) (i) will not conflict with or result in a breach or violation of, any of the terms or provisions of, or constitute a default under (with or without notice or lapse of time, or both), or result, except to the extent provided in or contemplated by the Plan, in the acceleration of, or the creation of any lien under, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which New Propco Holdco is a party or by which it or any of its subsidiaries are bound or to which any of the property or assets of any of New Propco Holdco or any of its subsidiaries is subject, (ii) will not result in any violation of the provisions of the Certificate of Incorporation or By-laws or similar organization documents of New Propco Holdco, and (iii) will not result in any violation of, or any termination or impairment of any rights under, any statute or any license, authorization, injunction, judgment, order, decree, rule or regulation of any court or governmental agency or body having jurisdiction over New Propco Holdco or any of its subsidiaries or their respective properties, except in any such case described in subclause (i) or (iii), as will not have, individually or in the aggregate, a material adverse effect on the business or condition (financial or otherwise) of New Propco Holdco giving effect to the Effective Date (a “Material Adverse Effect”);

(d) assuming compliance by the Put Parties with their obligations hereunder, no material consent, approval, authorization, order, registration or qualification of or with any court or governmental agency or body having jurisdiction over New Propco Holdco or any of its subsidiaries or their respective properties (in, each case, which has not yet been obtained or will not be obtained on or about the date hereof) is required for the issuance and delivery of New Propco Holdco Equity to the Put Parties hereunder and the consummation of the Propco Rights Offering by New Propco Holdco and the performance of and compliance in all material respects by New Propco Holdco with all of the provisions hereof and thereof and the consummation of the transactions contemplated herein and therein, except (i) the entry of the Court Orders and the expiration, or waiver by the Bankruptcy Court, of the 10-day period set forth in Bankruptcy Rules 6004(h) and 3020(e), as applicable, (ii) such consents, approvals, authorizations, registrations or qualifications as may be required under applicable gaming laws and regulations and (iii) such consents, approvals, authorizations, registrations or qualifications as may be required under state securities or Blue Sky laws in connection with the purchase of New Propco Holdco Equity by the Put Parties.

(e) assuming the accuracy of the Put Parties’ and the other Opco Unsecured Creditors’ representations and warranties set forth, as applicable, in the Commitment Agreement and in the applicable subscription documentation, neither New Propco Holdco nor anyone acting on its behalf has distributed prior to the Effective Date any offering material in connection with the sale, issuance and delivery of New Propco Holdco Equity upon the consummation of the Propco Rights Offering other than the Plan, the Disclosure Statement and subscription documentation in form and substance reasonably acceptable to the Put Parties [representation may include any other documentation in form and substance reasonably acceptable to the Put Parties]

(f) assuming the accuracy of the Put Parties’ and the other Opco Unsecured Creditors’ representations and warranties set forth, as applicable, in the Commitment Agreement and in the applicable subscription documentation, no registration under the Securities Act or any state securities or Blue Sky law is required for the issuance and delivery of New Propco Holdco Equity upon the consummation of the Propco Rights Offering by New Propco Holdco, except, in the case of any state securities or Blue Sky law, as may have previously been obtained, as may be obtained on or about the date hereof or as is not material; and

(g) assuming the accuracy of the Put Parties’ and the other Opco Unsecured Creditors’ representations and warranties set forth, as applicable, in the Commitment Agreement and in the applicable subscription documentation, neither New Propco Holdco, nor any person acting on its behalf has sold, offered for sale or solicited offers to buy any security (as defined in the Securities Act) which is integrated with the sale of New Propco Holdco Equity by New Propco Holdco pursuant to the Propco Rights Offering in a manner that would require registration under the Securities Act of the New Propco Holdco Equity.